Exhibit 10.38.1
FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT
     This First Amendment (“Amendment”) to the Employment Agreement (the “Employment Agreement”) dated as of March 31, 2008, by and between CSK Auto, Inc., an Arizona corporation (the “Company”), a wholly owned subsidiary of CSK Auto Corporation, a Delaware corporation (“Parent”), and Lawrence N. Mondry (the “Executive”), dated as of June 8, 2007.
     WHEREAS, the Executive and the Company have entered into the Employment Agreement; and
     WHEREAS, the Company and Executive wish to amend the Employment Agreement as provided for herein;
     WHEREAS, pursuant to Section 15.2 of the Employment Agreement, the parties affected thereby may amend the Employment Agreement by a written instrument;
     NOW, THEREFORE, BE IT RESOLVED that the Employment Agreement is amended as follows, effective as of the date hereof:
     1. Section 5.2 is hereby amended in its entirety to read as follows:
     “As soon as practicable following the first regular meeting of the Board after the Company’s filing with the SEC of its audited financial statements for the Company’s 2007 fiscal year, or concurrent with the granting of awards to eligible grantees pursuant to Parent’s equity grant policy (as amended from time to time by the Board), Parent will grant the Executive an additional stock option to acquire such number of shares of Parent’s common stock as is determined pursuant to the next sentence, with an exercise price equal to the fair market value of Parent’s common stock on the date of grant (the “2008 Option”), or, in the sole discretion of the Board, an equivalent award in the form of restricted stock or restricted stock units. The number of shares subject to the 2008 Option shall be equal to the quotient obtained by dividing 130% of the Executive’s then Base Salary by the deemed per share value of the shares of Parent’s common stock issuable under the 2008 Option on the grant date determined using the same methodology as used by Parent for financial reporting purposes under SFAS No. 123(R). The 2008 Option (or equivalent restricted stock or restricted stock unit award) shall be subject to the terms and conditions set forth in the Company’s stock incentive plans and standard form of award agreement for executive-level employees in use at the time of such grant, which terms and conditions may not be the same as the terms and conditions of the Initial Option.”
     2. Section 8.1 is hereby amended in its entirety to read as follows:
     “During the period between the Commencement Date and June 30, 2008 (the “Relocation Period”), the Company agrees to reimburse the Executive for reasonable travel and temporary living expenses (including without limitation housing and other transportation expenses) incurred by the Executive in connection with his temporary living arrangements in Phoenix, Arizona and his travel between his home in Dallas, Texas and the Company’s corporate headquarters in Phoenix, Arizona, subject to a reasonable limit on such expenses to be mutually agreed upon by the Board and the Executive. To the extent any payments under this Section 8.1 are taxable to the Executive, the Company shall pay to the Executive an additional cash payment in an amount such that the Executive will be in the same position as he would have been had no taxes been imposed upon or incurred as a result of any payments under this Section 8.1. Notwithstanding anything herein to the contrary, if on or prior to June 30, 2008 the Company enters into an agreement that, if consummated, would result in a Change of Control (as defined below), then the Relocation Period will be automatically extended until the earlier of (A) the date that is eight months after the consummation of the Change of Control transaction and (B) the date that is thirty days following the date of the Executive’s termination of employment for any reason. For the avoidance of doubt, to the extent the Relocation Period is extended pursuant to the preceding sentence, from and after the consummation of the Change of Control transaction referred to therein, the Company (and any successor thereto) shall continue to reimburse the Executive for travel and temporary living expenses pursuant to this Section 8.1 on terms no less favorable than those agreed to by the Board and the Executive prior to the consummation of the Change of Control, which terms shall include, but shall not be limited to, the terms set forth in Appendix A hereto and, to the extent not inconsistent with the Section 8.1 or Appendix A, the CSK Auto, Inc. Relocation Policy and the Company’s travel policy, each as in effect and applicable to the Executive prior to the Change of Control.”
     3. Section 8.2 is hereby amended in its entirety to read as follows:
     “During the Relocation Period (including any extension thereof pursuant to Section 8.1), the Company shall provide the Executive with an automobile allowance of $2,000 per month. Any automobile allowance after the end of the Relocation Period would be subject to review and approval by the Board.”
     4. Section 10.3(b)(v) is hereby amended in its entirety to read as follows:
     “the Company breaches Section 8 (or Appendix A) of this Agreement and/or requires (A) the Executive to relocate to Phoenix, Arizona prior to the expiration of the Relocation Period (including any extension thereof pursuant to Section 8.1); or (B) that the Executive’s employment be based at a location outside a 50 mile radius from the Company’s current corporate headquarters in Phoenix, Arizona;”
     5. Section 10.3(c) is hereby amended in its entirety to read as follows:
     “If the Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if the Executive resigns for Good Reason, in each case, other than during the period commencing upon the consummation of a Change of Control and ending on the first anniversary thereof, the Executive shall be entitled to receive: (i) the Accrued Rights within 7 business days following the date of such termination; (ii) subject to (A) the Executive’s continued compliance with the provisions of Section 12 hereof and (B) the Executive’s execution and non-revocation of a mutual release with the Company in the form of Exhibit A attached hereto: a cash payment equal to two times the Executive’s Base Salary as in effect upon the date the

Executive’s employment was terminated (without giving effect to any reduction in Base Salary that constituted Good Reason for such termination), payable in equal monthly installments over a two-year period commencing with the month following the date of such termination; and (iii) for a period of one year subsequent to his termination, the Company shall provide the Executive (and his eligible dependents, to the extent applicable and comparable to coverage afforded prior to termination of employment) with continued coverage under the Company’s medical, dental, vision and Exec-U-Care benefit plans, in each case, in accordance with the terms thereof and with the same level of coverage (and related cost to the Executive) as if the Executive had remained employed during such period; at the time when the foregoing health coverage ends, at the Executive’s election and at the Executive’s own expense, the Executive (and his eligible dependents) shall be entitled to COBRA coverage for the full COBRA period (18 months); provided that, in no event shall the Executive be entitled to participation in any other employee benefit plans or arrangements or perquisites provided by the Company from and after the date the Executive’s employment is terminated, except as set forth herein. In addition, the Executive shall be permitted to retain for personal use following such termination of employment the cell phone and/or PDA and laptop computer provided to the Executive by the Company.”
     6. Section 10.4(b) is hereby amended in its entirety to read as follows:
     “If the Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if the Executive resigns for any reason (including Good Reason), in each case, during the period commencing upon the consummation of a Change of Control and ending on the first anniversary thereof, the Executive shall be entitled to receive: (i) the Accrued Rights within 7 business days following the date of such termination; (ii) subject to (A) the Executive’s continued compliance with the provisions of Section 12 hereof and (B) the Executive’s execution and non-revocation of a mutual release with the Company in the form of Exhibit A attached hereto, a lump sum cash payment equal to two times the sum of the Executive’s Base Salary and Target Bonus, in each case as in effect upon the date the Executive’s employment was terminated (without giving effect to any reduction in Base Salary or Target Bonus that constituted Good Reason for such termination), payable upon the Effective Date as defined in Section 7 of such release; and (iii) for a period of one year subsequent to his termination, the Company shall provide the Executive (and his eligible dependents, to the extent applicable and comparable to coverage afforded prior to termination of employment) with continued coverage under the Company’s medical, dental, vision and Exec-U-Care benefit plans, in each case, in accordance with the terms thereof and with the same level of coverage (and related cost to the Executive) as if the Executive had remained employed during such period; at the time when the foregoing health coverage ends, at the Executive’s election and at the Executive’s own expense, the Executive (and his eligible dependents) shall be entitled to COBRA coverage for the full COBRA period (18 months); provided that, in no event shall the Executive be entitled to participation in any other employee benefit plans or arrangements or perquisites provided by the Company from and after the date the Executive’s employment is terminated, except as set forth herein. In addition, the Executive shall be permitted to retain for personal use following such termination of employment the cell phone and/or PDA and laptop computer provided to the Executive by the Company. Notwithstanding any provision of the Company’s relocation policy to the contrary, in the event of a termination of employment as described in this Section 10.4(b), the Executive shall not be required to reimburse the Company for any relocation expenses properly incurred or expended (whether pursuant to the Appendix A or otherwise), regardless of whether the Executive’s termination of employment occurred within one year of the date Executive commenced employment with the Company.”
     7. Section 10.4 is hereby amended to add the following new subsection (c) after the end of the existing Section 10.4(b):
     “(c) In addition to any other payments or benefits hereunder, if a Change of Control occurs on or prior to the end of the Company’s 2008 fiscal year and (i) the Executive remains continuously employed by the Company or the continuing or surviving corporation resulting from the Change of Control on a full-time basis through the date that is six months following the consummation of the Change of Control or (ii) the Executive’s employment with the Company is terminated (a) by the Company without Cause or (b) by the Executive for Good Reason, in each case before the date that is six months following the consummation of the Change of Control, then:
     (i) if the Executive’s employment terminates prior to the end of the Company’s 2008 fiscal year, the Company shall pay to the Executive, within 10 days following the date of such termination of employment, a gross lump sum cash amount equal to the Executive’s Target Bonus for the 2008 fiscal year multiplied by a fraction, (a) the numerator of which is the greater of (1) the number of full or partial months (rounded up to the whole month) between February 4, 2008 and the date that is six months following the consummation of the Change of Control or (2) the number of full or partial months (rounded up to the whole month) the Executive was employed by the Company and/or the continuing or surviving corporation during the 2008 fiscal year, and (b) the denominator of which is 12; provided, that the amount payable pursuant to this Section 10.4(c)(i) shall in no event exceed 100% of the Executive’s Target Bonus for the 2008 fiscal year; or
     (ii) if the Executive remains employed by the Company or the continuing or surviving corporation resulting from the Change of Control through the end of the Company’s 2008 fiscal year, the Company shall pay to the Executive, within 10 days following the end of the Company’s 2008 fiscal year, a gross lump sum cash amount equal to the Executive’s Target Bonus for the 2008 fiscal year.”
     8. Section 12.2(a) is hereby amended in its entirety to read as follows:
     “During the Restricted Period (as defined below), the Executive shall not become engaged in a managerial or executive capacity for, or consultant to, Auto Zone, Inc., The Pep Boys — Manny, Moe & Jack, O’Reilly Automotive, Inc., Advance Stores Company, Incorporated, Discount Auto Parts, Inc., any other national auto parts and accessories retailer, any multi-state regional auto parts and accessories retailer that competes with the Company, or any successor to any of them (each a “Competitor”). Notwithstanding the foregoing, in the event of a Change of Control that results in the Company (or its assets or business) being acquired or merging with a Competitor (or subsidiary thereof), the preceding sentence shall have no effect with respect to such Competitor.”
     9. Appendix attached to this Amendment is hereby added to the Employment Agreement as Appendix A thereto.
     10. Except as provided for above, the provisions of the Employment Agreement shall remain in full force and effect.
(signature page follows)

     IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

CSK AUTO, INC.
By:	/s/ JAMES D. CONSTANTINE
	Name:	James D. Constantine
	Title:	Executive Vice President of Finance and Chief Financial Officer

CSK AUTO CORPORATION
By:	/s/ JAMES D. CONSTANTINE
	Name:	James D. Constantine
	Title:	Executive Vice President of Finance and Chief Financial Officer

EXECUTIVE
/s/ LAWRENCE N. MONDRY
Lawrence N. Mondry

Appendix A — Approved Relocation Expenses
Effective as of March 31, 2008, the following travel and temporary living expense reimbursements have been approved by the Compensation Committee of the Board of Directors of the Company and CSK Auto Corporation:
•	Temporary housing consistent with the Executive’s existing accommodations in and around the Phoenix, Arizona metropolitan area or comparable housing in the Executive’s sole discretion.
•	Weekly travel (such reimbursement consistent with past practices) between Phoenix, Arizona and the Executive’s residence in Dallas, Texas.
•	Reimbursement of the cost to transport the Executive and the Executive’s family and any and all of the Executive’s personal goods back to Dallas, Texas following termination of your employment for any reason other than Cause.

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